Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2018	2017	% Change	2018	2017	% Change
Southern Company[1] –
Operating Revenues	$5,337	$5,629	(5.2)%	$23,495	$23,031	2.0%
Earnings Before Income Taxes	120	325	(63.1)%	2,749	1,068	157.4%
Net Income Available to Common	278	496	(44.0)%	2,226	842	164.4%

Alabama Power –
Operating Revenues	$1,316	$1,433	(8.2)%	$6,032	$6,039	(0.1)%
Earnings Before Income Taxes	96	198	(51.5)%	1,236	1,434	(13.8)%
Net Income Available to Common	73	119	(38.7)%	930	848	9.7%

Georgia Power –
Operating Revenues	$1,818	$1,884	(3.5)%	$8,420	$8,310	1.3%
Earnings Before Income Taxes	175	352	(50.3)%	1,007	2,258	(55.4)%
Net Income Available to Common	173	227	(23.8)%	793	1,414	(43.9)%

Gulf Power –
Operating Revenues	$359	$372	(3.5)%	$1,465	$1,516	(3.4)%
Earnings Before Income Taxes	(6)	30	(120.0)%	140	229	(38.9)%
Net Income Available to Common	13	19	(31.6)%	160	135	18.5%

Mississippi Power –
Operating Revenues	$308	$271	13.7%	$1,265	$1,187	6.6%
Earnings (Loss) Before Income Taxes	24	(202)	N/M	134	(3,120)	N/M
Net Income (Loss) Available to Common	149	(556)	N/M	235	(2,590)	N/M

Southern Power[1] –
Operating Revenues	$506	$478	5.9%	$2,205	$2,075	6.3%
Earnings Before Income Taxes	(14)	(17)	N/M	82	178	(53.9)%
Net Income Available to Common	(48)	795	N/M	187	1,071	(82.5)%

Southern Company Gas[1] –
Operating Revenues	$1,048	$1,079	(2.9)%	$3,909	$3,920	(0.3)%
Earnings Before Income Taxes	67	74	(9.5)%	836	610	37.0%
Net Income Available to Common	78	(60)	N/M	372	243	53.1%

N/M - not meaningful

Notes

- See Financial Highlights pages for discussion of certain significant items occurring during the periods presented.
(1) Financial comparisons to the prior year were impacted by (i) Southern Company Gas' disposition of: (a) Pivotal Home Solutions on June 4, 2018, (b) Elizabethtown Gas and Elkton Gas on July 1, 2018, and (c) Florida City Gas on July 29, 2018; (ii) the disposition of Southern Power Company’s ownership interest in Plants Oleander and Stanton on December 4, 2018; and (iii) Southern Power Company's sale of (a) a 33% equity interest in a limited partnership indirectly owning substantially all of its solar facilities on May 22, 2018 and (b) a noncontrolling interest in its subsidiary owning eight operating wind facilities on December 11, 2018.